Exhibit 10.38

AGREEMENT AND RELEASE OF CLAIMS

THIS AGREEMENT AND RELEASE OF CLAIMS (this “Agreement”) is made as of February 11th, 2005, between VIA NET.WORKS, Inc. (“VIA”) and Matt S. Nydell (the “Executive”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Employment Agreement (as defined below).

WHEREAS, pursuant to that certain Employment Agreement dated April 22, 2002  between VIA and the Executive (the “Employment Agreement”), the Executive is employed by VIA as the Senior Vice President, General Counsel and Secretary of VIA;

WHEREAS, pursuant to the Employment Agreement, the Executive is entitled to a severance payment upon termination in certain circumstances, including termination by the Executive with or without Good Reason; and

WHEREAS, VIA and the Executive agree that is in each of their best interests to amend the Employment Agreement to eliminate VIA’s obligations to pay severance to Executive upon termination of his employment with VIA in exchange for the payment, mutual releases and other consideration set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above and the promises contained herein, VIA and the Executive hereby agree as follows:

1.             Modification of Employment Agreement.  Effective as of the date hereof, Sections 5(a), 5(b), 5(c) and 5(e) of the Employment Agreement shall be of no further force and effect.

2.             Payment.  In exchange for the modification described in Section 1 and the releases contained herein, VIA shall pay an aggregate of US$245,000 (of which $225,000 represents one year of base salary and $20,000 represents one year of health, dental, life, accidental death and disability insurance) to Executive by wire transfer upon execution of this agreement (the “Payment”).  This amount shall be fully earned as of the date of the Payment, and no portion shall be refunded if the Executive’s employment terminates prior to May 31, 2005 or at any other time.

3.             Release by Executive.  The Executive, on behalf of himself and his heirs, executors, administrators, successors, attorneys and assigns, hereby releases and discharges VIA and any and all of its current or former affiliates, members, officers, directors, employees, agents, trustees, successors and assigns (collectively, the “VIA Released Parties”), from any and all claims Executive may have through the date hereof under the Employment Agreement, including without limitation claims based on Sections 5(a), 5(b), 5(c) and 5(e) of the Employment Agreement and claims for any consequential or punitive damages.  This release includes a release of any rights or claims Executive may have related to the Employment Agreement under any U.S. federal or state, United Kingdom or other law, including any law relating to securities, employment, employee benefits, employee benefit plans, insurance, or discrimination on account of race, color, religion, sex, national origin, age, disability or other illegal basis, or based on contract or tort.  This release covers both claims Executive knows about and those he may not know about, including any claims or rights Executive may have that arise after Executive executes this Agreement.  Executive covenants and agrees that he will not file any claim or lawsuit asserting these claims in any court or other tribunal and that he will indemnify and hold harmless the VIA Released Parties against any and all costs and expenses (including reasonable attorneys fees) incurred in connection with their defense of any such claim or lawsuit that is filed in violation of this paragraph.  Via and the Executive agree that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by any of the VIA Released Parties.  Executive agrees and acknowledges that he will not be entitled to any severance or similar payments from VIA pursuant to the terms of the Employment Agreement or otherwise, other than as provided in Section 5(d) of the Employment Agreement with respect to the treatment of stock options previously granted to Executive.

4.             Release by VIA.  VIA, on behalf of itself and all of its current or former affiliates, members, officers, directors, employees, agents, trustees, successors and assigns hereby releases and discharges Executive and his heirs, executors, administrators, successors, attorneys and assigns any and (collectively, the “Executive Released Parties”), from any and all claims VIA may have through the date hereof under the Employment Agreement, including without limitation claims for any consequential or punitive damages.  This release includes a release of any rights or claims VIA may have related to the Employment Agreement under any U.S. federal or state, United Kingdom or other law, including any law relating to securities, employment, employee benefits, employee benefit plans, insurance, or discrimination on account of race, color, religion, sex, national origin, age, disability or other illegal basis, or based on contract or tort.  This release covers both claims VIA’s officers, directors or employees know about and those they may not know about, including any claims or rights VIA may have that arise after VIA executes this Agreement.  VIA covenants and agrees that it will not file any claim or lawsuit asserting these claims in any court or other tribunal and that it will indemnify and hold harmless the Executive Released Parties against any and all costs and expenses (including reasonable attorneys fees) incurred in connection with their defense of any such claim or lawsuit that is filed in violation of this paragraph.  VIA and the Executive agree that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by any of the Executive Released Parties.

5.             Entire Agreement.  This Agreement contains the entire agreement between VIA and the Executive relating to matters set forth herein and supersedes any other prior oral or written understandings or agreements relating thereto.  This Agreement cannot be changed except by a writing signed by both parties hereto.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia (excluding the choice of law rules thereof).

6.             Further Acknowledgement.  Executive acknowledges that he understands that he has the right to, and has had an opportunity to, consult with an attorney before executing this Agreement, that he has read and understands the Agreement, and that he is signing it voluntarily and without coercion.  Executive understands that the amount payable to him hereunder will constitute taxable income and will be subject to applicable withholding and employment taxes to the extent required by law.

7.             Waiver; Severability.  Failure to insist upon strict compliance with any term, covenant or condition of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times.  Invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision.

8.             Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.             Representation of the Parties.  Each of VIA and the Executive represents to the other that it is receiving consideration and benefit which is equal to or in excess of any and all liabilities or obligations it is incurring in connection with or arising from this Agreement.

IN WITNESS WHEREOF, Executive and VIA have caused this Agreement to be executed as of the date first above written.

VIA NET.WORKS, INC.

By:
Name: Raymond Walsh
Title: Chief Executive Officer

EXECUTIVE

Matt S. Nydell